Exhibit 10.2

ADDENDUM NO. 1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Addendum No. 1 (the “Addendum”) to that certain Executive Employment Agreement (the “Agreement”), by and between Ann Hand, an individual (“Hand”), on the one hand, and Super League Enterprise, Inc., a Delaware corporation (“Company” or “SLE”), on the other hand, is entered into as of April 1, 2025 (“Effective Date”). All capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement. Hand and SLE are collectively referred to herein as the “Parties”.

RECITALS

WHEREAS, the Agreement was executed by the Parties effective January 5, 2022, with a term concluding on December 31, 2024;

WHEREAS, the Agreement was auto-renewed for a period of one (1) year on January 1, 2025;

WHEREAS, as of the Effective Date, Hand is transitioning to the role of executive chair (“Executive Chair”) for the period concluding on December 31, 2025;

WHEREAS, as part of the transition, certain provisions of the Agreement are being amended as has been approved by the Company’s compensation committee and board of directors.

NOW, THEREFORE, in consideration of the mutual promises, the receipt and consideration of which is hereby mutually acknowledged, the Parties agree as follows:

1.	Section 2 of the Agreement is amended and replaced in its entirety with the following:

Duties and Titles. Executive’s position with Company shall be Executive Chair. Executive shall do and perform all services reasonably necessary to advisable to accomplish the objectives of the Company’s Board. Executive shall report to the Board and reserves the right to resign for Good Reason.

2.	Section 5.h is added to the Agreement as follows:

Stock Option Grant. Executive is issued an option grant to purchase seven hundred (700,000) shares of common stock, exercisable at a price per share equal to the closing price on April 1, 2025, vesting in full on December 31, 2025 and subject to acceleration upon a change of control of a majority of the Company’s capital stock (the “Option Grant”) following the Effective Date. The Option Grant is expressly subject to ratification of the Company’s 2025 Omnibus Stock Incentive Plan (the “Plan”) at the Company’s 2025 annual general meeting of stockholders.

3.	Section 6.a.i is amended and replaced in its entirety with the following:

Severance Termination shall result in the payment of the remaining Annual Salary for the period from date of termination through December 31, 2025. The foregoing shall be paid on the date of termination.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the Effective Date.

SUPER LEAGUE ENTERPRISE, INC.		ANN HAND

By:
Matt Edelman
CEO & President